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                                                                   Exhibit 10.11

                              AMENDMENT AND WAIVER

         Amendment and Waiver dated as of November 18, 2003 (this "AMENDMENT AND WAIVER") between Delta Air Lines, Inc., a Delaware corporation (the "COMPANY"), and Frederick W. Reid ("EXECUTIVE").

         WHEREAS, Executive serves as President and Chief Operating Officer of the Company;

         WHEREAS, Executive has previously voluntarily elected to forego and waive his right (i) to an annual incentive award for fiscal year 2003; (ii) to the retention award granted to him on January 23, 2002 (the "2002 RETENTION AWARD") under the Company's 2002 Retention Program (the "2002 RETENTION PROGRAM"); and (iii) under the Excess Benefit Agreement dated as of March 15, 2002 (the "EXCESS BENEFIT AGREEMENT") between the Company and Executive to the Company's third and final contribution to Executive's Employee Grantor Trust (as defined in the Excess Benefit Agreement); and

         WHEREAS, the Company and Executive believe it is desirable to memorialize formally each of the matters described in the immediately preceding "WHEREAS" clause of this Amendment and Waiver;

         NOW, THEREFORE, in consideration of the foregoing, the agreements set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         SECTION 1. Waiver of Annual Incentive Award. Executive hereby affirms and acknowledges that Executive voluntarily elected to forego and waive his right to receive an annual incentive award with respect to fiscal year 2003.

         SECTION 2. Waiver of 2002 Retention Award. Executive hereby affirms and acknowledges that Executive voluntarily elected to forego and waive his right to his 2002 Retention Award under the 2002 Retention Program.

         SECTION 3. Waiver of Funding Contribution. Executive hereby affirms and acknowledges that Executive voluntarily elected to forego and waive his right under the Excess Benefit Agreement to the Company's third and final contribution, scheduled to be made in 2004, to Executive's Employee Grantor Trust.

         SECTION 4. Effect of Amendment and Waiver. Except as expressly amended or waived as set forth in this Amendment and Waiver, all of the provisions of the Excess Benefit Agreement shall remain in full force and effect without modification or waiver. Notwithstanding the foregoing, (i) nothing contained herein or in the Excess Benefit Agreement as modified or waived shall supercede the Waiver dated as of July 24, 2003

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(the "GOVERNMENT CONTRACT WAIVER") between the Company and Executive relating to the compensation limits under the Emergency Wartime Supplemental Appropriations Act of 2003 and (ii) the Government Contract Waiver shall remain in full force and effect.

         SECTION 5. Governing Law. This Amendment and Waiver shall be governed by and construed in accordance with laws of the State of Georgia without reference to principles of conflict of laws.

         SECTION 6. Successors. This Amendment and Waiver shall be binding upon the Company's successors and assigns and Executive's personal and legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

         IN WITNESS WHEREOF, the Company and Executive have executed this Amendment and Waiver.

EXECUTIVE                                 DELTA AIR LINES, INC.

/s/ Frederick W. Reid               By:   /s/ David R. Goode
---------------------                     ------------------
  Frederick W. Reid                 Name:  David R. Goode
                                    Title: Chairman, Personnel &
                                           Compensation Committee

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